UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2017

BIO-PATH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36333	87-0652870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4710 Bellaire Boulevard, Suite 210, Bellaire, Texas	77401
(Address of principal executive offices)	(Zip Code)

(832) 742-1357

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on January 15, 2014, Bio-Path Holdings, Inc. (the “Company”) entered into a securities purchase agreement with certain investors pursuant to which the Company agreed, among other things, to issue warrants (the "2014 Warrants") to purchase up to 2,500,000 shares of common stock of the Company, par value $0.001 (“Common Stock”), to such investors in a registered direct offering. Also as previously reported, on June 29, 2016, the Company entered into a securities purchase agreement with certain investors pursuant to which the Company agreed, among other things, to issue warrants (the "2016 Warrants" and together with the 2014 Warrants, the "Original Warrants") to purchase up to 2,941,176 shares of Common Stock to such investors in a registered direct offering. The exercise price of the 2014 Warrants is $4.74 per share, and the exercise price of the 2016 Warrants is $2.30 per share.

On May 21, 2017, the Company entered into Warrant Exercise Agreements (the “Exercise Agreements”) with certain holders of the Original Warrants (the "Exercising Holders"), which Exercising Holders own, in the aggregate, Original Warrants exercisable for 4,411,764 shares of Common Stock. Pursuant to the Exercise Agreements, the Exercising Holders and the Company agreed that the Exercising Holders would exercise their Original Warrants with respect to 4,300,000 shares of Common Stock underlying such Original Warrants for a reduced exercise price equal to $0.38 per share (the "Reduced Exercise Price"). The Exercising Holders may also exercise their Original Warrants for the remaining 111,764 shares of Common Stock underlying such Original Warrants (the "Remaining Shares") for the Reduced Exercise Price; provided, however, that, to the extent the Exercising Holders do not exercise such Original Warrants with respect to the Remaining Shares within a certain period of time after execution of the Exercise Agreements, such Original Warrants shall terminate and no longer be of any force or effect. In addition, the Company will issue to each Exercising Holder a new warrant (each, a "New Warrant") to purchase shares of Common Stock equal to the number of shares of Common Stock received by such Exercising Holder upon exercise of such Exercising Holder's Original Warrants. The terms of the New Warrants will be substantially similar to the terms of the Original Warrants, except that the New Warrants will (i) be exercisable immediately upon issuance for a period of five years from the closing date of the Exercise Agreements and (ii) have an exercise price equal to $0.60 per share.

The issuance of the New Warrants will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. The New Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder. Each Exercising Holder has represented that it is an accredited investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act

The Company expects to receive aggregate gross proceeds of approximately $1.68 million from the exercise of the Original Warrants by the Exercising Holders. In connection with the Exercise Agreements, the Company engaged Oppenheimer & Co. Inc. ("Oppenheimer") to act as the Company's financial advisor. The Company has agreed to pay Oppenheimer a cash fee equal to seven percent of the aggregate gross proceeds raised in connection with the Exercise Agreements.

The description of terms and conditions of the New Warrants and the Exercise Agreements set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the form of New Warrant and the form of Exercise Agreement, which are attached hereto as Exhibits 4.1 and 10.1, respectively.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

4.1	Form of New Warrant
10.1	Form of Warrant Exercise Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-PATH HOLDINGS, Inc.

Dated: May 22, 2017	By:	/s/ Peter H. Nielsen
Peter H. Nielsen
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Form of New Warrant
10.1	Form of Warrant Exercise Agreement